Newmont Mining Corporation 6363 South Fiddlers Green Circle, Suite 800 Greenwood Village, CO 80111 T 303.863.7414 F 303.837.5837 www.newmont.com

Newmont Generates First Quarter 2010 Operating Cash Flow of $728 million; Adjusted Net Income(1) of $408 million, up 105% from First Quarter 2009

This release should be read in conjunction with Newmont’s First Quarter 2010 Form 10-Q filed with the Securities and Exchange Commission on April 27, 2010 (available at www.newmont.com).

DENVER, April 27, 2010 – Newmont Mining Corporation (NYSE: NEM) (“Newmont” or the “Company”) today announced first quarter results, with net cash from continuing operations of $728 million.  Equity gold production for the quarter was 1.3 million ounces and the average realized gold price was $1,106 per ounce.  Costs applicable to sales for gold were $480 per ounce on a co-product basis, resulting in adjusted net income(1) of $408 million ($0.83 per share) compared to $199 million ($0.42 per share) in the prior year quarter. Net income attributable to Newmont stockholders on a GAAP basis was $546 million ($1.11 per share) compared to $189 million ($0.40 per share) in the prior year quarter.

First Quarter 2010 Highlights:

❑	Equity gold and copper production of 1.3 million ounces and 90 million pounds, respectively;
❑	Average realized gold and copper price of $1,106 per ounce and $3.33 per pound, respectively;
❑	Costs applicable to sales for gold and copper of $480 per ounce on a co-product basis ($241 on a by-product basis) and $0.78 per pound, respectively;
❑	Sales of $2.2 billion, an increase of 46% over the first quarter of 2009;
❑	Gold operating margin(2) of 57%, up from 52% in the first quarter of 2009;
❑	Net cash provided from continuing operations of $728 million, up 91% from the first quarter of 2009;
❑	Adjusted net income(1) of $408 million ($0.83 per share), up 105% (98% on a per share basis) from the first quarter of 2009; and
❑	Maintaining 2010 outlook for gold production, costs applicable to sales and capital expenditures.

“With a 22% increase in our average realized gold price, our net gold operating margin expanded by 32% to $626 per ounce, further demonstrating our ability to provide significant gold price leverage through expanding cash operating margins,” said Richard O’Brien, President and Chief Executive Officer.  “We also recently secured the mining lease for our Akyem project in Ghana and continue our dialogue with local communities and Ghanaian authorities. In addition, we are advancing our development plans at Conga in Peru following a successful public meeting with local stakeholders. The strength of our balance sheet coupled with the progress being made on our advanced development assets, Newmont is well positioned to invest in our project pipeline while maintaining our financial strength and flexibility.”

The Company is maintaining its previously announced 2010 outlook for equity gold production of 5.3 to 5.5 million ounces and costs applicable to sales of between $450 and $480 per ounce on a co-product basis.  Costs applicable to sales are expected to change by approximately $5 per ounce for every $10 change in the oil price and by roughly $5 per ounce for every 0.10 change in the Australian dollar exchange rate for the remainder of the year.

(1) See reconciliation of adjusted net income to net income on a GAAP basis on page 10.
(2) “Gold operating margin” defined as average realized price per ounce less costs applicable to sales per ounce, excluding amortization and reclamation per ounce.

Regional Operations

In the first quarter of 2010, the Company reported equity gold production of 1.3 million ounces at costs applicable to sales of $480 per ounce on a co-product basis, in line with management’s expectations. Costs applicable to sales per gold ounce increased 11% in the first quarter of 2010 from 2009 due to higher mining and milling costs and lower production in Nevada and at Yanacocha in Peru.

North America

Nevada – Nevada produced 433,000 equity ounces of gold at costs applicable to sales of $610 per ounce during the first quarter.  Equity gold production met expectations and costs applicable to sales were slightly higher than expected due to lower by-product credits, higher underground mining costs and higher production taxes.  Gold ounces produced decreased 16% in the first quarter of 2010 from 2009 due to lower grade, throughput and recovery. Costs applicable to sales per ounce increased 20% in the first quarter of 2010 from 2009 due to lower production and higher surface mining costs related to geotechnical issues at Gold Quarry and lower capitalized mine development activities.

The Company continues to expect 2010 equity gold production from Nevada of approximately 1.6 to 1.7 million ounces at costs applicable to sales of between $590 and $630 per ounce.

La Herradura – Equity gold production at La Herradura in Mexico during the first quarter was 40,000 ounces at costs applicable to sales of $344 per ounce.  Equity gold production was slightly higher than expected and costs applicable to sales were lower than expected due to higher leach placement and production from the new Soledad and Dipolos deposits.  Gold ounces produced increased 60% in the first quarter of 2010 from 2009 due to the commencement of production from the Soledad and Dipolos pits in January 2010. Costs applicable to sales per ounce decreased 11% in the first quarter of 2010 from 2009 due to higher production.

The Company expects La Herradura equity gold production to reach 140,000 to 150,000 ounces in 2010 with costs applicable to sales of between $400 and $430 per ounce.

South America

Yanacocha – Equity gold production during the first quarter at Yanacocha in Peru was 217,000 ounces at costs applicable to sales of $372 per ounce.  Equity gold production was lower than expected due to lower leach production partially offset by higher mill production. Costs applicable to sales were higher than expected due to higher milling costs, lower leach production, higher royalties and lower by-product credits.  Gold ounces produced decreased 15% in the first quarter of 2010 from 2009 due to lower mill grade and recovery combined with lower leach tons placed related to mine sequencing. Costs applicable to sales per ounce increased 15% in the first quarter of 2010 from 2009 due to lower production, higher waste mining and higher costs related to maintenance, workers’ participation and royalties.

The Company continues to expect 2010 equity gold production at Yanacocha of between 750,000 and 810,000 ounces at costs applicable to sales of between $360 and $400 per ounce.

Asia Pacific

Boddington – As the Company continues to ramp-up to full production at Boddington, equity gold and copper production during the first quarter was 158,000 ounces and 14 million pounds, respectively, at costs applicable to sales of $532 per ounce ($436 per ounce on a by-product basis(3)) and $2.15 per pound.

(3) See reconciliation from by-product costs applicable to sales to GAAP costs applicable to sales on page 11.

The Company continues to expect 2010 equity gold production at Boddington of 800,000 to 875,000 ounces with costs applicable to sales of $375 to $395 per ounce on a co-product basis ($295 to $315 per ounce on a by-product basis) and 2010 equity copper production of 65 to 75 million pounds at costs applicable to sales of between $1.30 and $1.45 per pound.

Batu Hijau – Equity gold and copper production during the first quarter at Batu Hijau in Indonesia were 88,000 ounces and 76 million pounds, respectively, at costs applicable to sales of $215 per ounce and $0.67 per pound, respectively. Equity gold and copper production were in line with expectations and costs applicable to sales were slightly better than expected due to lower mining costs and a lower allocation of costs to gold. Copper and gold produced increased 79% and 181% in the first quarter of 2010 from 2009, respectively, due to higher throughput and grade as a result of mining in the bottom of Phase 5. Costs applicable to sales decreased 25% and 47% for copper and gold, respectively, in the first quarter of 2010 from 2009 due to higher production and lower mining costs.
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The Company expects 2010 equity gold and copper production at Batu Hijau to decrease to between 365,000 and 400,000 ounces, and to between 270 and 295 million pounds, respectively, due to the 2009 7% share divestiture completed in March 2010.  The Company’s current economic interest at Batu Hijau is 48.5%.  The Company continues to expect 2010 costs applicable to sales of between $265 and $285 per ounce and $0.75 and $0.85 per pound.

Other Australia/New Zealand - Equity gold production during the first quarter was 276,000 ounces at costs applicable to sales of $558 per ounce.  Equity gold production was in line with expectations as higher production at Kalgoorlie was offset by lower production at Tanami.  Costs applicable to sales were slightly higher than expected due to the stronger Australian dollar.  Gold ounces produced decreased 10% in the first quarter of 2010 from 2009, due to lower production at Tanami, Jundee and Waihi, partially offset by increased production at Kalgoorlie. Production decreased due to lower grade at Tamami, Jundee and Waihi and lower throughput as a result of mill maintenance at Tanami. Production increased at Kalgoorlie due to higher grade and throughput. Costs applicable to sales per ounce increased 13% in the first quarter of 2010 from 2009 due to lower production and the stronger Australian dollar.

The Company continues to expect 2010 equity gold production at the Company’s other Australia/New Zealand operations of between 1.06 and 1.16 million ounces at costs applicable to sales of $530 to $570 per ounce.

Africa

Ahafo – Equity gold production during the first quarter at Ahafo in Ghana was 120,000 ounces at costs applicable to sales of $542 per ounce, in line with expectations.  Gold ounces produced decreased 8% in the first quarter of 2010 from 2009 due to lower grade and recovery, partially offset by higher throughput. Costs applicable to sales per ounce increased 36% in the first quarter of 2010 from 2009 due to lower production and higher labor and fuel costs.

The Company continues to expect 2010 equity gold production at Ahafo of between 460,000 and 500,000 ounces at costs applicable to sales of $515 to $555 per ounce.

Capital Update

Consolidated capital expenditures were $309 million during the first quarter. The Company is maintaining its 2010 consolidated capital expenditure outlook of between $1.4 and $1.6 billion with approximately 30% to be invested in each of the North America and Asia Pacific regions, and the remaining 40% at other locations.  Approximately 40% of 2010 consolidated capital expenditures is expected to be related to major project initiatives, including further development of the Company’s Akyem project in Ghana, the Conga project in Peru, Hope Bay in Canada and other projects, while the remaining 60% is expected to be for maintenance and sustaining expenditures.

Updated 2010 Outlook(4)

In addition to the minor production outlook adjustments related to the recent Batu Hijau share divestiture, the Company is increasing outlook for Advanced Products and R&D spending to $230 to $250 million.  The increase is primarily related to higher anticipated spending at Hope Bay as preparations are being made to develop the decline in the second half of 2010.

Description	Q1 Update	2010 Original
Equity gold production (Kozs)	5,300 – 5,500	5,300 – 5,500
Costs applicable to sales - Gold ($/oz)	$450 – $480	$450 – $480
Equity copper production (Mlbs)	330 – 360	350 – 380
Costs applicable to sales - Copper ($/lb)	$0.85 – $0.95	$0.85 – $0.95
Capital expenditures ($M)	$1,400 – $1,600	$1,400 – $1,600
Amortization ($M)	$970 - $1,000	$940 – $970
Exploration ($M)	$190 – $220	$190 – $220
Advanced projects, research and development ($M)	$230 – $250	$185 – $210
General & administrative ($M)	$160 – $170	$160 – $170
Interest expense, net of capitalized interest ($M)	$270 – $290	$270 – $290
Effective tax rate	24% – 28%	28% – 32%
Assumptions
Oil price ($/bbl)	$80	$80
Australian dollar exchange rate	0.90	0.80
Gold price ($/oz)	$1,100	$900
Copper price ($/lb)	$3.00	$2.50

(4) All references to expected production and outlook guidance are based on current mine plans, assumptions and current geotechnical, metallurgical, hydrological and other physical conditions. See “Cautionary Statement” on page 12.

Condensed Statements of Consolidated Income

	Three Months Ended
	March 31,
	2010	2009
	(unaudited, in millions, except per share)
Sales	$2,242	$1,536

Costs and expenses
Costs applicable to sales (1)	875	739
Amortization	224	191
Reclamation and remediation	13	12
Exploration	43	41
Advanced projects, research and development	46	31
General and administrative	45	39
Other expense, net	89	73
	1,335	1,126
Other income (expense)
Other income, net	48	9
Interest expense, net	(75)	(32)
	(27)	(23)
Income before income tax and other items	880	387
Income tax expense	(135)	(105)
Equity loss of affiliates	(2)	(5)
Net income	743	277
Net income attributable to noncontrolling interests	(197)	(88)
Net income attributable to Newmont stockholders	$546	$189

Income per common share, basic and diluted	$1.11	$0.40

Cash dividends declared per common share	$0.10	$0.10

(1) Exclusive of Amortization and Reclamation and remediation.

The Company’s financial statements can be found on its website at www.newmont.com.

Condensed Statements of Consolidated of Cash Flow

	Three Months Ended March 31,
	2010	2009
	(unaudited, in millions)

Operating activities:
Net income	$743	$277
Adjustments:
Amortization	224	191
Reclamation and remediation	13	12
Deferred income taxes	(102)	(19)
Stock based compensation and other benefits	18	14
Other operating adjustments and write-downs	5	36
Net change in operating assets and liabilities	(173)	(130)
Net cash provided from continuing operations	728	381
Net cash provided from (used in) discontinued operations	(13)	4
Net cash provided from operations	715	385
Investing activities:
Additions to property, plant and mine development	(309)	(330)
Investments in marketable debt and equity securities	(3)	-
Acquisitions, net	-	(11)
Proceeds from sale of other assets	38	-
Other	(11)	(13)
Net cash used in investing activities	(285)	(354)
Financing activities:
Proceeds from debt, net	-	1,369
Repayment of debt	(250)	(1,589)
Sale of subsidiary shares to noncontrolling interests	229	-
Acquisition of subsidiary shares from noncontrolling interests	(39)	-
Dividends paid to common stockholders	(49)	(49)
Dividends paid to noncontrolling interests	(220)	-
Proceeds from stock issuance, net	3	1,239
Change in restricted cash and other	46	13
Net cash provided from (used in) financing activities of continuing operations	(280)	983
Net cash used in financing activities of discontinued operations	-	(1)
Net cash provided from (used in) financing activities	(280)	982
Effect of exchange rate changes on cash	(1)	1
Net change in cash and cash equivalents	149	1,014
Cash and cash equivalents at beginning of period	3,215	435
Cash and cash equivalents at end of period	$3,364	$1,449

The Company’s financial statements can be found on its website at www.newmont.com.

Condensed Consolidated Balance Sheets

	At March 31,	At December 31,
	2010	2009
	(unaudited, in millions)
ASSETS
Cash and cash equivalents	$3,364	$3,215
Trade receivables	491	438
Accounts receivable	110	102
Investments	73	56
Inventories	501	493
Stockpiles and ore on leach pads	470	403
Deferred income tax assets	229	215
Other current assets	723	900
Current assets	5,961	5,822
Property, plant and mine development, net	12,456	12,370
Investments	1,232	1,186
Stockpiles and ore on leach pads	1,519	1,502
Deferred income tax assets	1,030	937
Other long-term assets	447	482
Total assets	$22,645	$22,299
LIABILITIES
Current portion of debt	$78	$157
Accounts payable	356	396
Employee-related benefits	179	250
Income and mining taxes	280	200
Other current liabilities	1,120	1,317
Current liabilities	2,013	2,320
Debt	4,496	4,652
Reclamation and remediation liabilities	810	805
Deferred income tax liabilities	1,370	1,341
Employee-related benefits	395	381
Other long-term liabilities	156	174
Liabilities of operations held for sale	-	13
Total liabilities	9,240	9,686
Commitments and contingencies
EQUITY
Common stock	773	770
Additional paid-in capital	8,188	8,158
Accumulated other comprehensive income	743	626
Retained earnings	1,646	1,149
Newmont stockholders’ equity	11,350	10,703
Noncontrolling interests	2,055	1,910
Total equity	13,405	12,613
Total liabilities and equity	$22,645	$22,299

The Company’s financial statements can be found on its website at www.newmont.com.

Production Statistics

	Three Months Ended March 31,
	2010	2009
Gold
Consolidated ounces produced (thousands):
North America
Nevada	433	518
La Herradura	40	25
	473	543
South America
Yanacocha	423	499

Asia Pacific
Boddington	158	-
Batu Hijau	166	59
Other
Jundee	92	102
Kalgoorlie	104	76
Tanami	53	89
Waihi	27	39
	276	306
	600	365
Africa
Ahafo	120	130
	1,616	1,537

Copper
Consolidated pounds produced (millions):
Asia Pacific
Boddington	14	-
Batu Hijau	145	81
	159	81

Gold
Equity ounces produced (thousands):
North America
Nevada	433	518
La Herradura	40	25
	473	543
South America
Yanacocha	217	256

Asia Pacific
Boddington	158	-
Batu Hijau	88	26
Other
Jundee	92	102
Kalgoorlie	104	76
Tanami	53	89
Waihi	27	39
	276	306
	522	332
Africa
Ahafo	120	130
	1,332	1,261
Discontinued Operations
Kori Kollo	-	15
	1,332	1,276

Copper
Equity pounds produced (millions):
Asia Pacific
Boddington	14	-
Batu Hijau	76	37
	90	37

	Three Months Ended March 31,
	2010	2009
Gold
Costs Applicable to Sales ($/ounce) (1)
North America
Nevada	$610	$509
La Herradura	344	387
	587	503
South America
Yanacocha	372	324

Asia Pacific
Boddington	532	-
Batu Hijau	215	406
Other
Jundee	386	353
Kalgoorlie	539	643
Tanami	844	574
Waihi	655	367
	558	492
	459	476
Africa
Ahafo	542	399
Average	$480	$431

Copper
Costs Applicable to Sales ($/pound) (1)
Asia Pacific
Boddington	$2.15	$-
Batu Hijau	0.67	0.89
Average	$0.78	$0.89

	Three Months Ended March 31,
	2010	2009
Consolidated Capital Expenditures ($ million)
North America
Nevada	$48	$53
Hope Bay	9	1
La Herradura	14	9
	71	63
South America
Yanacocha	40	27
Conga	17	6
	57	33

Asia Pacific
Boddington	48	216
Jundee	10	5
Tanami	19	10
Kalgoorlie	4	2
Waihi	3	1
Batu Hijau	28	6
Other Asia Pacific	2	1
	114	241
Africa
Ahafo	21	9
Akyem	6	1
	27	10
Corporate and Other	3	3
Total - Accrual Basis	272	350

Change in Capital Accrual	37	(20)

Total - Cash Basis	$309	$330

(1) Excludes Amortization and Reclamation.

Supplemental Information

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Reconciliation of Adjusted Net Income to GAAP Net Income

Management of the Company uses the non-GAAP financial measure Adjusted net income to evaluate the Company’s operating performance, and for planning and forecasting future business operations.  The Company believes the use of Adjusted net income allows investors and analysts to compare the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the production and sale of minerals to similar operating results of other mining companies, by excluding exceptional or unusual items, income or loss from discontinued operations and the permanent impairment of assets, including marketable securities and goodwill.  Management’s determination of the components of Adjusted net income are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts.

The table below sets forth a reconciliation of adjusted net income to GAAP net income, the directly comparable GAAP financial measure.

($million except per share, after-tax)	Q1 2010	Q1 2009
GAAP Net income attributable to Newmont Stockholders	$546	$189
Income tax estimate revisions	(127)	-
Net gain on asset sales	(25)	-
PTNNT community contribution	13	-
Impairment of assets	1	5
Boddington acquisition costs	-	5
Adjusted net income	$408	$199
Adjusted net income per share	$0.83	$0.42

Reconciliation of Co-Product Costs Applicable to Sales to By-Product Costs Applicable to Sales

Sales and Costs applicable to sales for Boddington are presented in the Condensed Consolidated Financial Statements for both gold and copper due to the significant portion of copper production (approximately 15-20% of total sales based on the latest life-of-mine plan and metal price assumptions). The co-product method allocates costs applicable to sales to each metal based on specifically identifiable costs where applicable and on a relative proportion of sales values for other costs. Management also assesses the performance of the Boddington mine on a by-product basis due to the majority of sales being derived from gold and to determine contingent consideration payments to AngloGold. The by-product method deducts copper sales from costs applicable to sales as shown in the following tables:

Boddington	By-Product
	method	Co-Product method
Q1 2010	Gold	Gold	Copper	Total
($million except per ounce/pound)
Revenue, net	$167	$167	$38	$205
Production costs:
Direct mining and production costs	131	103	28	131
By-product credits	(39)	(1)	-	(1)
Royalties and production taxes	7	5	2	7
Other	(33)	(27)	(6)	(33)
Costs applicable to sales	66	80	24	104
Amortization and reclamation	29	23	6	29
Total production costs	95	103	30	133
Gross margin	72	64	8	72

Gold ounces sold (000)	150	150
Costs applicable to sales per ounce	$436	$532
Copper pounds sold (millions)	N/A		11
Costs applicable to sales per pound	N/A		$2.15

Consolidated	By-Product
(Boddington and Batu Hijau By-Product)	method	Co-Product method
Q1 2010	Gold	Gold	Copper	Total
($million except per ounce/pound)
Revenue, net	$1,749	$1,749	$493	$2,242
Production costs:
Direct mining and production costs	926	813	113	926
By-product credits	(536)	(36)	(7)	(43)
Royalties and production taxes	49	44	5	49
Other	(57)	(61)	4	(57)
Costs applicable to sales	382	760	115	875
Amortization and reclamation	235	199	36	235
Total production costs	617	959	151	1,110
Gross margin	1,132	790	342	1,132

Gold ounces sold (000)	1,581	1,581
Costs applicable to sales per ounce	$241	$480
Copper pounds sold (millions)	N/A		148
Costs applicable to sales per pound	N/A		$0.78

To view complete financial disclosure, including regional mine statistics, Results of Consolidated Operations, Liquidity and Capital Resources, Management’s Discussion & Analysis, the Form 10-Q, and a complete outline of the 2009 Operating and Financial guidance by region, please see www.newmont.com.

The Company’s first quarter and earnings conference call and web cast presentation will be held on Tuesday, April 27, 2010 beginning at 11:00 a.m. Eastern Time (9:00 a.m. Mountain Time).  To participate:

Dial-In Number	800.369.1673
Intl Dial-In Number	517.308.9349
Leader	John Seaberg
Passcode	Newmont
Replay Number	888.568.0526
Intl Replay Number	203.369.3194
Replay Passcode	2010

The conference call also will be simultaneously carried on our web site at www.newmont.com under Investor Relations/Presentations and will be archived there for a limited time.

Investor Contacts
John Seaberg	303.837.5743	john.seaberg@newmont.com

Monica Brisnehan	303.837.5836	monica.brisnehan@newmont.com

Media Contacts
Omar Jabara	303.837.5114	omar.jabara@newmont.com

Cautionary Statement

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended which are intended to be covered by the safe harbor created by such sections and other applicable laws.  Such forward-looking statements include, without limitation: (i) estimates of future production and sales; (ii) estimates of future capital expenditures, costs applicable to sales, other expenses and taxes, for specific operations and on a consolidated basis; (iii) statements regarding future exploration expenditures, results and reserves; (iv) statements regarding fluctuations in capital and currency markets; (v) statements regarding potential cost savings, productivity, operating performance, and cost structure; and (vi) expectations regarding the ramp-up, development, mine life, production and costs applicable to sales and exploration potential of the Company’s projects, including Boddington, Akyem, Conga and Hope Bay.  Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect.  Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to the U.S. dollar, as well as other the exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper and oil; (vi) certain assumptions for taxes, royalties and other expenses; (vii) prices for key supplies being approximately consistent with current levels; and (viii) the accuracy of our current mineral reserve and mineral resource estimates. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis.  However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.  Such risks include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks in the countries in which we operate, and governmental regulation and judicial outcomes.  For a more detailed discussion of such risks and other factors, see the Company’s 2009 Annual Report on Form 10-K, filed on February 25, 2010, with the Securities and Exchange Commission, as well as the Company’s other SEC filings.  The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.